PRESS RELEASE Massey Energy Company 4 North Fourth Street, Richmond, VA

COMPANY CONTACT:	Roger Hendriksen	FOR IMMEDIATE RELEASE
Director, Investor Relations
January 31, 2008
(804) 788-1824

MASSEY ENERGY REPORTS FOURTH QUARTER 2007 RESULTS,
CAPS YEAR WITH RECORD EBITDA

Fourth Quarter Highlights

•	Produced coal revenue increased 5.3 percent to $496.6 million
•	Produced coal tons sold increased 3.2 percent
•	Average cash margin per ton increased 25.8 percent
•	EBITDA increased 16.1 percent to $91.5 million
•	2007 injury incident rate (NFDL) per 200,000 man hours declined to a record low 2.05

Richmond, Virginia, January 31, 2008 - Massey Energy Company (NYSE: MEE) today reported fourth quarter 2007 net income of $5.1 million or $0.06 per diluted share.  These results compare to the fourth quarter 2006 net income of $8.0 million or $0.10 per diluted share.  The fourth quarter earnings were generated on produced coal revenue of $496.6 million which increased 5.3 percent compared to the same period last year as a result of higher total sales volume overall and higher prices for steam coal.  EBITDA (see Note 2) in the fourth quarter of 2007 was $91.5 million compared to $78.8 million in the fourth quarter of 2006.

For the full year 2007, Massey generated produced coal revenue of $2.05 billion and net income of $94.1 million or $1.17 per diluted share.  This compared to $1.90 billion in produced coal revenue and $41.0 million in net income or $0.50 per diluted share in 2006.  EBITDA for the full year 2007 was a company record $425.7 million compared to $341.6 million in 2006.

Massey’s fourth quarter operating cash margin of $7.70 per ton represented an increase of 25.8 percent compared to the operating cash margin of $6.12 per ton reported in the fourth quarter of 2006.  The increased cash margin was driven largely by higher prices on steam coal shipped during the quarter.

 “We were pleased to conclude 2007 having set a company record for EBITDA, having increased our cash by $126 million, and having set a company safety record for the lowest injury incident rate in our history,” said Don Blankenship, Massey’s Chairman and Chief Executive Officer.  “In all we do, safety is our first priority every day, so this record is something we are very proud of.  Running safe mines is the best way to ensure shareholder value.”

“The fourth quarter was something of a transition period as we initiated aggressive expansion projects throughout our operations,” Blankenship continued.  “Favorable market conditions warrant an acceleration of our expansion plans and we are working very hard to do that.  We have asked our members to do a lot in this process, and they have responded exceptionally well by moving the expansion projects forward while maintaining focus on our current operations.  However, projects such as the transition at Aracoma from longwall to room and pillar mining and the relocation of large pieces of equipment, which will benefit our operations in the future, inevitably had an impact on our fourth quarter results.”

In November 2007, the West Virginia Supreme Court reversed a jury decision in the Harman lawsuit, finding in favor of Massey and reversing the jury award.  Subsequently, on January 24, 2008, the Court approved a motion to rehear the Harman case.  The Company remains confident, however, that the Court will ultimately uphold the November decision as we believe nothing has changed the facts or the law that the Court will consider in reaching its final decision.  Reflected in the Company’s fourth quarter results is a positive $22.0 million pre-tax impact on EBITDA and a positive pre-tax impact of $11.6 million on interest expense stemming from the reversal of accruals that had been previously established in conjunction with the Harman case.

In January 2008, the Company announced that it had agreed with the EPA to settle a pending lawsuit.  The Company’s fourth quarter results reflect a $15.0 million expense related to that settlement.  A $5.0 million reserve had been established previously.  The full amount of the settlement was $20.0 million and was not deductible for income tax purposes.

Included in other revenue for the fourth quarter is a $6.7 million pre-tax gain on the sale of a mineral rights override.  Fourth quarter other revenue also reflects a $7.8 million pre-tax negative adjustment from synfuel operations as oil prices rose in the fourth quarter, resulting in a reduction of the estimated 2007 synfuel tax credit available.

The fourth quarter tax expense and resulting rate was impacted by the non-deductible charge related to the EPA settlement and an adjustment to the Company’s deferred tax asset valuation allowance that was primarily related to the previously disclosed IRS audit of the 2003 and 2004 calendar years and a tax accounting method change.

4thQuarter Comparative Statistics

	4th Qtr. 2007	3rd Qtr. 2007	4th Qtr. 2006

Produced tons sold (millions)	9.6	10.3	9.3
Produced coal revenue ($ millions)	$496.6	$521.9	$471.7
Produced coal revenue per ton	$51.84	$50.75	$50.51
Average operating cash cost per ton	$44.14	$43.26	$44.39
EBITDA ($ millions)	$91.5	$96.2	$78.8

Full Year Comparative Statistics

	2007	2006

Produced tons sold (millions)	39.9	39.1
Produced coal revenue ($ millions)	$2,054.4	$1,902.3
Produced coal revenue per ton	$51.55	$48.71
Average operating cash cost per ton	$43.10	$42.33
EBITDA ($ millions)	$425.7	$341.6

Coal Market Overview

•
Eastern steam coal prices have increased approximately $15 per ton in the past quarter.  Prices for Eastern steam coal are being driven by the export market, which has overshadowed weaker domestic fundamentals.

•
As of the end of December, utilities served by Central Appalachian producers had experienced below average burn rates due to mild winter weather.  As a result, utility stockpiles remain well above their historical averages.  Prospects of a U.S. economic slowdown could put a further drag on domestic burn rates through 2008.

•
Steam coal export volumes and prices have continued to strengthen, as rapidly growing Asian energy demands have impacted the supply and demand balance for steam coal in the Atlantic basin.  Export prices from the U.S. are also being supported by high ocean freight rates and a weak U.S. dollar.

•	Metallurgical coal prices remain at historic highs. As a significant producer of the world’s highest quality metallurgical coal, Massey is poised to benefit greatly from these prices.
•
Central Appalachian coal supply declined 4.5 percent in 2007, according to the U.S. Energy Information Administration, despite the impact of regulatory changes to costs and volumes.  The depletion of reserves for Massey competitors continues to be the key constraint on production increases in the region going forward.

•	Long-term fundamentals for Central Appalachian coal remain very strong. The need for economical domestic energy supplies is expected to support long-term growth of coal consumption.

Guidance and Commitments

The Company projects 2008 produced coal shipments will be between 41.5 and 43.0 million tons, with average produced coal realization between $55 and $56 per ton.  Cash costs per produced ton for the full year 2008 are expected to be between $43 and $45 per ton.  Other income is expected to be between $30 and $100 million.

Massey expects total shipments for 2009 to be in the range of 44.0 to 46.0 million tons at an average price in the range of $57 to $59 per ton.  The company currently has approximately 10 million unsold tons for 2009 of which approximately 6 million tons are of metallurgical quality.  Other income in 2009 is again expected to be $30 to $100 million.

Based on current coal market conditions and the Company’s planned expansion, Massey expects to ship between 46.0 and 48.0 million tons in 2010.  While it is difficult to accurately project pricing 2 years in the future, the Company expects very strong pricing for the remainder of its 2010 tons.  Current expectations are for 2010 average price realization to be in the mid to upper $60s range.  Massey has approximately 34 million unsold tons for 2010, nearly 10 million of which are metallurgical quality.

Liquidity and Capital Resources

During 2007 Massey’s cash balance increased by $126.0 million, even after returning $42.8 million to shareholders in the form of stock repurchases and dividends.

Massey ended the month of December and fiscal year 2007 with available liquidity of $479.3 million, an increase of $28.6 million over the liquidity that was available at September 30, 2007 and an increase of $129.3 million compared to year end 2006.  Available liquidity at December 31, 2007 included $114.1 million available on its asset-based revolving credit facility and $365.2 million in cash. Total debt at December 31, 2007 was $1,104.6 million compared to $1,104.9 million at December 31, 2006.

Massey's total debt-to-book capitalization ratio improved to 58.5 percent at December 31, 2007 compared to 61.3 percent at December 31, 2006.  After deducting available cash of $365.2 million and restricted cash of $96.0 million, which supports letters of credit and other obligations, net debt totaled $643.4 million. Total net debt-to-book capitalization improved to 45.1 percent at December 31, 2007 compared to 52.2 percent at December 31, 2006.

Capital expenditures totaled $73.8 million in the fourth quarter of 2007 compared to $59.6 million in the fourth quarter of 2006.  For the full year, capital expenditures totaled $270.5 million in 2007 compared to $298.1 million in 2006.  In response to continuing favorable market conditions, the Company accelerated the implementation of previously announced expansion projects during the fourth quarter which increased the Company’s rate of capital spending in the period.  Implementation of the expansion projects will continue in the first quarter and throughout 2008.  Capital expenditures for the full year 2008 are expected to total approximately $460 million.

Depreciation, depletion and amortization (DD&A) was $62.8 million in the fourth quarter and $246.0 million for the full year 2007 compared to $59.0 million and $230.6 million in the fourth quarter and full year 2006, respectively. DD&A is expected to total between $250 and $260 million in 2008.

Conference Call, Webcast and Replay

Members of the Company’s senior management will hold a conference call to discuss the fourth quarter results and operations on Friday morning, February 1, 2008, at 10:00 a.m. ET.  The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com.  A replay of the call will be available at the same site through March 1, 2008.

Company Description

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions the accurate prediction of which may be difficult and involve the assessment of events beyond the Company’s control. Caution must be exercised in relying on forward-looking statements including disclosures that use words such as “believe”, “anticipate”, “expect”. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections including disclosures that use words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “will,” “project,” and similar statements that are subject to risks. Factors potentially contributing to such differences include, among others: market demand for coal, electricity and steel which could adversely affect the Company’s operating results and cash flows; future economic or capital market conditions; deregulation of the electric utility industry; competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the Company’s production capabilities; the Company’s plan and objectives for future operations and expansion or consolidation;  failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; the Company’s ability to manage production costs;  the Company’s ability to timely obtain necessary supplies and equipment;  the Company’s ability to attract, train and retain a skilled workforce; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental policies and regulatory actions, legal and administrative proceedings, settlements, investigations and claims, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey's public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2006, which was filed on March 1, 2007 and subsequently filed interim reports.  Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free).  Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please contact the Company via its website at www.masseyenergyco.com.

###

MASSEY ENERGY COMPANY
CONSOLIDATED FINANCIAL RESULTS - UNAUDITED
(in Millions, except # of employees, per share & per ton information)

	For the three months ended		For the twelve months ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006
Revenues
Produced coal revenue	$496.6	$471.7	$2,054.4	$1,902.3
Freight and handling revenue	45.5	41.1	167.6	156.5
Purchased coal revenue	25.7	14.5	108.2	70.6
Other revenue	17.2	21.1	83.3	90.4
Total revenues	585.0	548.4	2,413.5	2,219.8

Costs and expenses
Cost of produced coal revenue	397.9	396.6	1,641.8	1,599.1
Freight and handling costs	45.5	41.1	167.6	156.5
Cost of purchased coal revenue	23.7	12.7	95.3	62.6
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	61.9	58.4	242.7	227.3
Selling, general and administrative	0.9	0.6	3.3	3.3
Selling, general and administrative	25.0	17.9	75.8	53.8
Other expense	1.4	1.3	7.3	6.2
Total costs and expenses	556.3	528.6	2,233.8	2,108.8

Income before interest and taxes	28.7	19.8	179.7	111.0
Interest income	5.1	4.9	23.9	20.1
Interest expense	(9.6)	(21.4)	(74.1)	(86.1)

Income before taxes	24.2	3.3	129.5	45.0
Income tax (expense) benefit	(19.1)	4.7	(35.4)	(3.4)

Income before cumulative effect of accounting change	5.1	8.0	94.1	41.6
Cumulative effect of accounting change, net of tax	-	-	-	(0.6)

Net income	$5.1	$8.0	$94.1	$41.0

Income per share - basic:
Income before cumulative effect of accounting change	$0.06	$0.10	$1.17	$0.51
Cumulative effect of accounting change	-	-	-	(0.01)

Net income	$0.06	$0.10	$1.17	$0.50

Income per share - diluted:
Income before cumulative effect of accounting change	$0.06	$0.10	$1.17	$0.51
Cumulative effect of accounting change	-	-	-	(0.01)

Net income	$0.06	$0.10	$1.17	$0.50

Shares used to calculate income per share
Basic	79.3	80.5	80.1	80.8
Diluted	80.0	80.8	80.7	81.4

EBIT	$28.7	$19.8	$179.7	$111.0
EBITDA	$91.5	$78.8	$425.7	$341.6

	Three months ended		Twelve months ended
	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006

Produced tons sold:
Utility	6.5	6.2	27.4	27.7
Metallurgical	2.0	2.2	8.5	7.8
Industrial	1.1	0.9	4.0	3.6
Total produced tons sold	9.6	9.3	39.9	39.1

Total tons produced	9.1	9.1	39.5	38.6

Produced coal revenue per ton sold
Utility	$45.60	$42.54	$45.18	$42.37
Metallurgical	$72.79	$73.09	$72.49	$69.20
Industrial	$50.50	$51.06	$50.82	$53.13
Produced coal revenue per ton sold	$51.84	$50.51	$51.55	$48.71

Average cash cost per ton	$44.14	$44.39	$43.10	$42.33

Capital expenditures	$73.8	$59.6	$270.5	$298.1
Number of employees	5,407	5,517	5,407	5,517

	December 31,	December 31,
	2007	2006
ASSETS

Cash and cash equivalents	$365.2	$239.2
Trade and other accounts receivable	156.6	197.1
Inventories	183.4	191.1
Other current assets	182.2	172.3
Net property, plant and equipment	1,793.9	1,776.8
Other noncurrent assets	179.4	164.2

Total assets	$2,860.7	$2,740.7

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term debt	$1.9	$2.6
Other current liabilities	362.9	352.0
Long-term debt	1,102.7	1,102.3
Other noncurrent liabilities	609.2	586.5
Total liabilities	2,076.7	2,043.4

Total stockholders' equity	784.0	697.3

Total liabilities and stockholders' equity	$2,860.7	$2,740.7

Note 1:  The number of shares used to calculate basic income per share is based on the weighted average outstanding shares of Massey Energy during the respective periods.  The number of shares used to calculate diluted income per share is based on the number of shares used to calculate basic income per share plus the dilutive effect of stock options and other stock-based instruments held by Massey Energy employees and directors each period and debt securities convertible into common stock.  In accordance with accounting principles generally accepted in the United States, the effect of certain dilutive securities was excluded from the calculation of the diluted income per share in the three months ended December 31, 2006 as such inclusion would result in antidilution.

Note 2:  "EBIT" is defined as Income before interest and taxes, which is a measure of performance calculated in accordance with generally accepted accounting principles.  "EBITDA" is defined as EBIT before deducting Depreciation, depletion, and amortization.  Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey Energy because it is widely used in the coal industry as a measure to evaluate a company's operating performance before debt expense and as a measure of its cash flow.  EBITDA does not purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance calculated in accordance with generally accepted accounting principles.  In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  The table below reconciles the generally accepted accounting principle measure of Income before interest and taxes to EBITDA.

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Income before interest and taxes	$28.7	$19.8	$179.7	$111.0
Depreciation, depletion and amortization	62.8	59.0	246.0	230.6
EBITDA	$91.5	$78.8	$425.7	$341.6

Note 3:  "Average cash cost per ton" is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (excluding Depreciation, depletion and amortization), divided by Total produced tons sold.  Although Average cash cost per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey Energy because it is widely used in the coal industry as a measure to evaluate a company's control over its cash costs.  Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance calculated in accordance with generally accepted accounting principles.  In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  The table below reconciles the generally accepted accounting principle measure of Total costs and expenses to Average cash cost per ton.

	Three months ended December 31,				Twelve months ended December 31,
	2007		2006		2007		2006
	$	per ton	$	per ton	$	per ton	$	per ton
Total costs and expenses	$556.3		$528.6		$2,233.8		$2,108.8
Less: Freight and handling costs	45.5		41.1		167.6		156.5
Less: Cost of purchased coal revenue	23.7		12.7		95.3		62.6
Less: Depreciation, depletion and amortization	62.8		59.0		246.0		230.6
Less: Other expense	1.4		1.3		7.3		6.2
Average cash cost	$422.9	$ 44.14	$414.5	$ 44.39	$1,717.6	$ 43.10	$1,652.9	$ 42.33

Note 4:  The Company's debt is comprised of the following:

	December 31,	December 31,
	2007	2006
6.785% senior notes due 2013, net of discount	$755.4	$754.8
6.625% senior notes due 2010	335.0	335.0
2.25% convertible senior notes due 2024	9.6	9.6
4.75% convertible senior notes due 2023	0.7	0.7
Capital lease obligations	8.9	11.3
Fair value hedge adjustment	(5.0)	(6.5)
Total debt	1,104.6	1,104.9
Less: short-term debt	1.9	2.6
Total long-term debt	$1,102.7	$1,102.3

Note 5:  "Net debt" is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents and Restricted cash, which is included in Other current assets.  Although Net debt is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey Energy because it provides a clearer comparison of the Company's debt position from period to period.  Net debt should not be considered in isolation or as a substitute for measures of performance calculated in accordance with generally accepted accounting principles.  The table below reconciles the generally accepted accounting principle measure of Long-term debt to Net debt.

	December 31,	December 31,
	2007	2006
Long-term debt	$1,102.7	$1,102.3
Plus: Short-term debt	1.9	2.6
Less: Cash and cash equivalents	365.2	239.2
Less: Restricted cash	96.0	105.0
Net debt	$643.4	$760.7

Note 6:  The "Total debt-to-book capitalization" ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total stockholders' equity. The "Total net debt-to-book capitalization" ratio is calculated as the sum of Net debt (calculated in Note 5) divided by the sum of Net debt and Total stockholders' equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios.

	December 31,	December 31,
	2007	2006
Long-term debt	$1,102.7	$1,102.3
Plus: Short-term debt	1.9	2.6
Total debt (numerator)	1,104.6	1,104.9

Plus: Total stockholders' equity	784.0	697.3
Book capitalization (denominator)	$1,888.6	$1,802.2

Total debt-to-book capitalization ratio	58.5%	61.3%

Net debt (from Note 5) (numerator)	$643.4	$760.7
Plus: Total stockholders' equity	784.0	697.3
Adjusted book capitalization (denominator)	$1,427.4	$1,458.0

Total net debt-to-book capitalization ratio	45.1%	52.2%

Note 7:  "Operating cash margin per ton" is calculated as the difference between Produced coal revenue per ton sold (Produced coal revenue divided by Total produced tons sold) and Average cash cost per ton (computed in Note 3).  Although Operating cash margin per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey Energy because it is widely used in the coal industry as a measure to evaluate a company's profitability from produced tons sold.  Operating cash margin per ton should not be considered in isolation or as a substitute for measures of performance calculated in accordance with generally accepted accounting principles.  In addition, because Operating cash margin per ton may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  The table below reconciles the generally accepted accounting principle measure of Produced coal revenue to Operating cash margin per ton.

	Three months ended
	December 31, 2007		December 31, 2006
	$	per ton	$	per ton
Produced coal revenue	$496.6	$51.84	$471.7	$50.51
Less: Average cash cost (from Note 3)	422.9	44.14	414.5	44.39
Operating cash margin	$73.7	$7.70	$57.2	$6.12

Note 8:  Other income is calculated as the sum of Purchased coal revenue and Other revenue less Cost of purchased coal revenue and Other expense. Although Other income is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to investors in evaluating the Company because it is a widely used measure of gross income from non-core sources. Other income should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Other income is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Other revenue to Other income.

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Other revenue	$17.2	$21.1	$83.3	$90.4
Plus: Purchased coal revenue	25.7	14.5	108.2	70.6
Less: Cost of purchased coal revenue	23.7	12.7	95.3	62.6
Less: Other expense	1.4	1.3	7.3	6.2
Other income	$17.8	$21.6	$88.9	$92.2